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                        [DOMINION RESOURCES LETTERHEAD]


                                                                    Exhibit 99.3
January 27, 2000


To the financial community:

DOMINION RESOURCES ANNOUNCES PRELIMINARY ELECTION RESULTS FOR ITS MERGER WITH CONSOLIDATED NATURAL GAS

The  management  of  Dominion   Resources  Inc.  today   announced   preliminary
shareholder election results in connection with its merger with Consolidated Natural Gas. Final proration factors will be announced on January 31, 2000.

DOMINION RESOURCES SHARES

All Dominion stock elections will be honored and those shareholders will receive a one-for-one exchange of shares.

Dominion shareholders who elected cash for some or all of their shares will receive cash for approximately 75 percent of the shares for which cash was elected at a rate of $43.00 per share. The remaining 25 percent will be exchanged for new Dominion stock at an exchange rate of one-for-one.

For example, a holder of 1,000 Dominion shares who elected all cash would receive $32,250 in cash and 250 shares of Dominion stock.

o 1,000 shares times 75% = 750
o 750 X $43.00 = $32,250
o 1,000 shares -750 shares exchanged for cash = 250 exchanged for stock

Shareholders who did not make an election, elected "no preference," or purchased Dominion stock after 5:00 p.m. on January 21, 2000 will receive a one-for-one exchange of shares.

Approximately 18 percent of total outstanding Dominion Resources shares will be exchanged for cash and 82 percent for stock.

CONSOLIDATED NATURAL GAS SHARES

Cash elections will be honored and shareholders will receive $66.60 per CNG share.
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CNG  shareholders  who elected stock will receive  Dominion stock including cash top-up for approximately 80 percent of their shares. The remaining 20 percent will be exchanged for cash at a rate of $66.60 per share.

The issuance of stock will be based on the following:

Cash Rate:                         $66.60 per share
Exchange Ratio:                    1.52
Top-Up Amount:                     $5.2917
Dominion Average Price:            $40.3344 (average of closing
                                   prices on the NYSE for the 20
                                   trading days ending January 13, 2000)

For example, a holder of 1,000 shares of CNG who elected all stock would receive:

o 1,216 shares of DRI  (1,000 X 80% = 800 shares, 800 X 1.52 = 1,216)
o Cash top-up of $4,233.36 (800 shares for stock X $5.2917)
o Cash exchanged for CNG shares in the amount of $13,320
  (1,000 X 20% = 200 X $66.60 = $13,320)

Shareholders who did not make an election, elected "no preference," or purchased CNG stock after 5:00 p.m. on January 21, 2000 will receive $66.60 in cash in exchange for each share held.

Approximately 40 percent of total outstanding CNG shares will be exchanged for cash and 60 percent will be exchanged for Dominion Resources shares and cash top-up.


The Dominion/CNG merger is scheduled to close on January 28, 2000. Immediately following the merger closing, outstanding shares of Dominion Resources stock will total approximately 238 million. Dominion shares will continue to trade on the New York Stock Exchange under the current trading symbol, D. The CUSIP for new Dominion Resources common stock will be 25746U109.



Analyst Contacts:          Tom Wohlfarth (804) 819-2150
                           Suzette Mata (804) 819-2154
                           Joe O'Hare (804) 819-2156